Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 9 to Form S-1 of TradeUP Acquisition Corp. of our report dated February 19, 2021, except for Note 5 which is dated May 6, 2021 and Note 4 which is dated June 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TradeUP Acquisition Corp. as of February 12, 2021 and for the period from January 6, 2021 (date of inception) through February 12, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 9, 2021